EXHIBIT 99.1




COLUMBIA - The regular quarterly meeting of the Board of Directors of Columbia-based First Citizens Bancorporation of South Carolina, Inc., was held in Columbia on Wednesday, October 23, 2002.

Net income for the quarter ended September 30, 2002 was $9,369,000 representing earnings per share of $10.19, compared to $8,536,000 or $9.10 per share for the quarter ended September 30, 2001. Total assets as of September 30, 2002, were $3,639,295,000 compared to $3,494,350,000 as of September 30, 2001, an increase of 4%. Total deposits as of September 30, 2002, were $3,121,422,000 compared to $2,931,911,000 as of September 30, 2001, an increase of 6%. Net loans as of September 30, 2002, were $2,327,485,000 compared to $2,183,452,000 as of
September 30, 2001, an increase of 7%.

Net income increased by 10% or $833,000 for the quarter ended September 30, 2002, over the comparable period in 2001. The primary factors affecting the increase in net income were a $3,906,000 or 12% increase in net interest income and a $1,837,000 or 15% increase in noninterest income.

The Board of Directors of First Citizens Bancorporation of South Carolina, Inc. has declared a third quarter common stock dividend of $.25 per share for shareholders of record as of November 1, 2002, payable November 15, 2002.

First Citizens Bank offers services in commercial and retail banking through its 144 offices in South Carolina. First Citizens Bancorporation of South Carolina, Inc. is the parent company of First Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, and Citizens Bank. The Exchange Bank operates four offices in South Carolina; Citizens Bank operates two offices in Georgia. As of September 30, 2002, First Citizens Bancorporation had total consolidated assets of $3.64 billion.


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